EXHIBIT D

                                IRREVOCABLE PROXY


                  Pursuant to a certain Amended and Restated Voting Agreement, dated as of the date hereof, among Ira B. Lampert and certain other signatories thereto, the undersigned hereby irrevocably appoints Ira B. Lampert, or his nominee ("Lampert"), with full power of substitution, as proxy for the undersigned, and hereby authorizes Lampert to vote the shares of Common Stock of CONCORD CAMERA CORP. (the "Company") specified below and registered or to be registered in the name of the undersigned, at any meeting of the stockholders of the Company, and to execute a consent with respect to such shares, as to any and all matters upon which action is to be taken or consent is to be given by the stockholders of the Company, in such manner as may be determined from time to time by the holders of a majority of shares of Common Stock of the Company governed by such Amended and Restated Voting Agreement (it being understood that the certification by Lampert as to the determination of such holders shall be conclusive evidence of the determination thereof for all purposes hereunder).

                  This Irrevocable Proxy shall be deemed to be coupled with an interest in favor of Lampert and, as such, shall be irrevocable and shall survive the death, bankruptcy, incompetency or dissolution of the undersigned.

Dated:   As of July 18, 1997


SHARES OF COMMON STOCK                          Name:    Lawrence Pesin
COVERED BY THIS IRREVOCABLE
PROXY:

    10,000                                      /s/ Lawrence Pesin
                                                Signature


SHARES OF COMMON STOCK                      Address:   c/o Concord Camera Corp.,
UNDERLYING OPTIONS                          35 Mileed Way, Avenel NJ 07001-2402
GRANTED BY THE COMPANY
AND COVERED BY THIS                         Business Telephone: (732) 499-8280
IRREVOCABLE PROXY:

   10,000